EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: February 7, 2006
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS THIRD QUARTER RESULTS

Earnings Per Share From Continuing Operations Up 31%

          EL SEGUNDO, Calif., Feb. 7 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2006 third quarter, ended December 30, 2005. Net earnings per share (diluted) were $1.08, including $38.4 million after taxes from discontinued operations, or 20 cents per share. Earnings per share, diluted, from continuing operations were 88 cents, up 31.3%, compared with last year's third quarter earnings per share (diluted) from continuing operations of 67 cents. Revenue was $3.58 billion, up 2.5% over last year's third quarter.

          The sources of revenue growth during the quarter were primarily CSC's U.S. federal government and U.S. commercial operations. U.S. commercial revenue growth again resulted from recent outsourcing engagements and the continuing improvement in North American consulting and systems integration activities. The U.S. federal revenue growth was led by gains within the company's Department of Defense (DoD)-related activities. The company's Australia and Asia operations also contributed to the quarter's revenue growth.

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Computer Sciences Corporation - Page 2	February 7, 2006

For the third quarter (ended Dec. 30):

--	Revenue was $3.58 billion, up 2.5% (approximately 5% in constant currency);

--

Net income was $203.5 million, or $1.08 per share (diluted), including an after-tax gain reported from discontinued operations of $38.4 million, or 20 cents per share, for resolution of the working capital adjustment on the sale of certain DynCorp activities;

--	Earnings per share from continuing operations were 88 cents (diluted);

--	and major business announcements were $3.1 billion.

For the nine months (ended Dec. 30):

--	Revenue was $10.73 billion, up 5.4% over the comparable nine-month period of fiscal 2005 (approximately 6% in constant currency);

--

Net income was $434.6 million, or $2.32 per share (diluted), including an after-tax gain of $61.3 million, or 33 cents per share, on sale of discontinued operations and the second quarter non-cash asset impairment after-tax special charge of $33.1 million, or 18 cents per share (diluted), related to the Nortel contract;

--	Earnings per share from continuing operations, excluding the non-cash asset impairment special charge, were $2.17 (diluted);

--	and major business awards totaled $9.3 billion.

          "Our third quarter results further demonstrated strong operational progress," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "We are pleased with fiscal 2006 results to date as we enter the last quarter. Principal contributors to both revenue growth and profitability improvement were our U.S. federal government and North American consulting and systems integration operations, and recent major new outsourcing activities. We continue to be encouraged by the strengthening demand in the U.S. for shorter-term project work, and we also saw improved market demand within the financial services vertical and within the Australian and Asia-Pacific markets. Increased volumes on existing engagements contributed to constant currency revenue growth in our European operations. Our pipelines for both commercial and U.S. federal government awards remain healthy and continue to provide a host of opportunities going forward.

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Computer Sciences Corporation - Page 3	February 7, 2006

          "We have continued our disciplined focus around contract execution, cost management and opportunity qualification. Our improved profitability is a result of our operational emphasis on improving efficiency and execution to meet client demand as well as continued attention to the allocation of capital to opportunities which will result in appropriate returns. This quarter's operating metrics reflect our progress.

          "The market for U.S. federal government information technology (IT) services continues to demonstrate solid demand," said Honeycutt. "Our strong competitive position and historical win rate have enabled us to continue to be a leader in providing IT services to this large and growing market.

          "Over the next 14 months, through fiscal 2007, our U.S. federal pipeline of opportunities is approximately $28 billion, comprised of about 390 programs from a broad range of government agencies and departments.

          "During the quarter, our North American consulting and systems integration activities delivered higher average headcount, utilization and billing rates, compared to the year-ago quarter," continued Honeycutt. "The market for similar shorter-term activities in Europe continued to be impacted negatively by persistent soft demand in certain country-specific markets.

          "Major business announcements for the third quarter were $3.1 billion, bringing our nine-month total to approximately $9.3 billion. The nine-month total is split about evenly between federal and commercial.

          "For the fourth quarter, ending March 31, 2006, we anticipate revenue to be approximately $3.8 billion and earnings per share to be in the $1.10 to $1.14 range," Honeycutt said. "Those estimates would bring our fiscal 2006 revenues to approximately $14.6 billion and earnings per share for the year in the range of $3.27 to $3.31. Our fourth quarter and fiscal year assumptions exclude the favorable impacts from the additional gain on the divestiture of certain DynCorp activities and the gain on the disposition of Health Plans Solutions recorded in discontinued operations, as well as any impairment charges related to previously disclosed outsourcing contract terminations and any cumulative effects of the adoption of new accounting pronouncements."

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Computer Sciences Corporation - Page 4	February 7, 2006

BUSINESS RESULTS

          Third quarter global commercial revenue was $2.35 billion, compared to $2.34 billion in the year-ago quarter. U.S. commercial revenue was $998.3 million, up 3.4%, compared with $965.6 million last year. European revenue was $1.02 billion, a decline of 4.6% (up approximately 3% in constant currency), from $1.07 billion for the third quarter last year. The contribution from recent outsourcing engagements resulted in the quarter's U.S. commercial revenue growth. CSC's non-European international revenue was $334.9 million, up 8.3% (approximately 9% in constant currency), compared with last year's $309.3 million.

          For the third quarter, CSC's U.S. federal government revenue increased 6.9% to $1.22 billion from $1.14 billion for the third quarter of fiscal 2005. Revenue derived from CSC's DoD-related business was $820.1 million, up 12.0% from last year's $732.2 million. This growth was the result of incremental revenue from a combination of existing engagements and recent new business awards, including Rapid Response, NAVSEA MACS and US Stratcom, among others. CSC's civil agencies activities generated revenue of $366.3 million, down 3.3%, compared to $378.9 million last year. The decline was primarily attributable to the recent successful deployment of the Financial Management System associated with the IRS Modernization activity. Other federal sector revenue, comprised of state, local and foreign government as well as commercial contracts performed by the U.S. federal sector reporting segment, was $36.3 million, up from last year's $32.7 million.

          As announced in the company's press release dated Jan. 10, 2006, a teleconference will be held today at 5:00 p.m. EST to discuss the third quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

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Computer Sciences Corporation - Page 5	February 7, 2006

          Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 80,000 employees supporting continuing operations, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.6 billion for the 12 months ended Dec. 30, 2005. For more information, visit the company's Web site at www.csc.com.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended September 30, 2005. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6		February 7, 2006

Revenues by Segment
(unaudited)

	Third Quarter Ended
	Dec. 30,	Dec. 31,	% of Total
(In millions)	2005	2004	Fiscal 2006	Fiscal 2005

U.S. Commercial	$ 998.3	$ 965.6	28%	27%
Europe	1,021.1	1,069.9	29	31
Other International	334.9	309.3	9	9
Global Commercial segment	2,354.3	2,344.8	66	67

Department of Defense	820.1	732.2	23	21
Civil agencies	366.3	378.9	10	11
Other (1)	36.3	32.7	1	1
U.S. Federal segment	1,222.7	1,143.8	34	33

	$3,577.0 =========	$3,488.6 =========	100% =========	100% =========

	Nine Months Ended
	Dec. 30,	Dec. 31,	% of Total
(In millions)	2005	2004	Fiscal 2006	Fiscal 2005

U.S. Commercial	$ 3,011.1	$ 2,753.9	28%	27%
Europe	3,041.8	3,044.9	29	30
Other International	991.5	911.2	9	9
Global Commercial segment	7,044.4	6,710.0	66	66

Department of Defense	2,449.4	2,154.5	23	21
Civil agencies	1,126.4	1,201.5	10	12
Other (1)	111.9	114.1	1	1
U.S. Federal segment	3,687.7	3,470.1	34	34

	$10,732.1 =========	$10,180.1 =========	100% =========	100% =========

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the U.S. Federal reporting segment.

Computer Sciences Corporation - Page 7	February 7, 2006

Consolidated Statements of Income
(unaudited)

(In millions except per-share amounts)	Third Quarter Ended		Nine Months Ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2005	2004	2005	2004

Revenues	$3,577.0	$3,488.6	$10,732.1	$10,180.1

Costs of services	2,850.0	2,803.9	8,653.4	8,220.3

Selling, general and administrative	207.7	198.0	620.6	598.0

Depreciation and amortization	267.9	267.3	812.3	779.1

Interest expense	24.6	40.2	74.6	119.6

Interest income	(13.8)	(3.9)	(28.1)	(8.3)

Special items			52.0

Total costs and expenses	3,336.4	3,305.5	10,184.8	9,708.7

Income before taxes	240.6	183.1	547.3	471.4

Taxes on income	75.5	54.0	174.0	141.6

Income from continuing operations	165.1	129.1	373.3	329.8

Discontinued operations, net of taxes	38.4	28.4	61.3	68.6

Net income	$ 203.5 ========	$ 157.5 ========	$ 434.6 ========	$ 398.4 ========

Earnings per share:
Continuing operations	$ 0.89	$ 0.68	$ 2.01	$ 1.74
Discontinued operations	0.21	0.15	0.33	0.36
Basic*	$ 1.10 ========	$ 0.83 ========	$ 2.34 ========	$ 2.11 ========

Continuing operations	$ 0.88	$ 0.67	$ 1.99	$ 1.73
Discontinued operations	0.20	0.15	0.33	0.36
Diluted*	$ 1.08 ========	$ 0.82 ========	$ 2.32 ========	$ 2.08 ========

Average common shares outstanding for:
Basic EPS	185.679	190.080	185.353	189.053
Diluted EPS	187.856	192.829	187.137	191.121

*Amounts may not add due to rounding

Computer Sciences Corporation - Page 8	February 7, 2006

Selected Balance Sheet Data
(unaudited)

	Dec. 30,	April 1,
(In millions)	2005	2005
Assets
Cash and cash equivalents	$ 773.2	$ 1,010.3
Receivables, net of allowance for doubtful accounts	3,714.9	3,537.7
Prepaid expenses and other current assets	1,423.0	1,058.0
Assets of operations held for sale		83.8
Total current assets	5,911.1	5,689.8

Property and equipment, net	2,355.1	2,365.4
Outsourcing contract costs, net	1,161.2	1,279.6
Software, net	458.7	461.3
Goodwill, net	2,293.2	2,343.4
Other assets	444.5	494.4
Total assets	$12,623.8 ==========	$12,633.9 ==========

Liabilities
Short-term debt and current maturities of long-term debt	$ 115.3	$ 85.7
Accounts payable and other accrued expenses	2,685.4	2,816.8
Deferred revenue	647.1	562.7
Federal, state and foreign income taxes	494.2	395.8
Liabilities of operations held for sale		16.9
Total current liabilities	3,942.0	3,877.9

Long-term debt, net	1,321.6	1,303.0
Other long-term liabilities	851.9	958.3

Stockholders' equity	6,508.3	6,494.7

Total liabilities and stockholders' equity	$12,623.8 ==========	$12,633.9 ==========

Computer Sciences Corporation - Page 9	February 7, 2006

Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended
(In millions)	Dec. 30,	Dec. 31,
	2005	2004
Cash flows from operating activities:
Net income	$ 434.6	$ 398.4
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization and other non-cash charges	871.4	849.2
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(543.5)	(854.8)
Increase in liabilities	43.9	567.3

Net cash provided by operating activities	806.4	960.1

Investing activities:
Purchases of property and equipment	(629.4)	(619.7)
Acquisitions, net of cash acquired	(44.1)	(20.5)
Dispositions	.5	31.3
Outsourcing contracts	(175.2)	(218.2)
Software	(121.1)	(150.5)
Other investing cash flows	68.5	(118.9)

Net cash used in investing activities	(900.8)	(1,096.5)

Financing activities:
Borrowings under lines of credit, net	24.4	7.7
Principal payments on long-term debt	(5.9)	(5.2)
Proceeds from stock option and other common stock transactions	62.5	109.6
Acquisition of treasury stock	(227.7)
Other financing cash flows	5.0	8.4

Net cash provided by (used in) financing activities	(141.7)	120.5

Effect of exchange rate changes on cash and cash equivalents	(1.0)	12.2

Net decrease in cash and cash equivalents	(237.1)	(3.7)
Cash and cash equivalents at beginning of year	1,010.3	562.8

Cash and cash equivalents at end of period	$ 773.2 ==========	$ 559.1 ==========

Computer Sciences Corporation - Page 10	February 7, 2006

The following tables reconcile Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Third Quarter Ended		Nine Months Ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2005	2004	2005	2004
EBITDA and special items	$ 519.3	$ 486.7	$1,458.1	$1,361.8
Special items			52.0
EBITDA	519.3	486.7	1,406.1	1,361.8
Depreciation and amortization	267.9	267.3	812.3	779.1
EBIT	251.4	219.4	593.8	582.7
Interest, net	10.8	36.3	46.5	111.3
Income Before Taxes	240.6	183.1	547.3	471.4
Taxes on income	75.5	54.0	174.0	141.6
Income from continuing operations	165.1	129.1	373.3	329.8
Discontinued operations, net of taxes	38.4	28.4	61.3	68.6
Net Income	$ 203.5 ========	$ 157.5 ========	$ 434.6 ========	$ 398.4 ========

Free Cash Flow (unaudited)	Nine Months Ended
	Dec. 30,	Dec. 31,
	2005	2004
Free Cash Flow	$ (50.8)	$ .4
Net cash used in investing activities	900.8	1,096.5
Acquisitions, net of cash acquired	(44.1)	(20.5)
Dispositions	.5	31.3
Available-for-sale securities*		(147.6)
Net cash provided by operating activities	$ 806.4 ========	$ 960.1 ========

*As a result of guidance issued by the SEC in its March 4, 2005 "Current Accounting and Disclosure Issues" the Company reclassified certain securities held on April 2, 2004 and December 31, 2004 from cash to available-for-sale investments. This reclassification increased cash used in investing activities for the nine months ended December 31, 2004. The Company believes it is appropriate to exclude such cash flows from its measurement of free cash flows.

Computer Sciences Corporation - Page 11	February 7, 2006

Earnings per Share Reconciliation (unaudited)

The following table is presented to illustrate the impact of the Nortel impairment charge, as discussed in the Company's November 3, 2005 press release, on earnings per share. It also provides a reconciliation of the earnings per share amount relating to this item to earnings per share for continuing operations. The earnings per share amounts presented below include non-GAAP measures. This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented. Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance.

	Third Quarter Ended		Nine Months Ended
	December 30, 2005		December 30, 2005
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$ 203.5	$ 1.08	$ 434.6	$ 2.32
Less: Gain on discontinued operations	38.4	0.20	61.3	0.33

Income from continuing operations	165.1	0.88	373.3	1.99

Add back: Special items			33.1	0.18

Income from continuing operations before
special items	$ 165.1 =======	$ 0.88 =======	$ 406.4 =======	$ 2.17 =======

Average common shares outstanding for diluted EPS		187.856		187.137

Notes:
All figures are net of taxes.
Figures are in millions except per-share amounts.
Amounts may not add due to rounding.